Exhibit 99.1

FOR IMMEDIATE RELEASE

Marvin Ellison Joins

FedEx Corporation Board of Directors

MEMPHIS, Tenn., March 10, 2014 — The Board of Directors of FedEx Corporation (NYSE: FDX) today elected Marvin R. Ellison as a director.  The Board also appointed Mr. Ellison as a member of its Compensation Committee.

“We welcome Marvin to our Board of Directors.  His operations and logistics expertise, together with his years of executive leadership, will add significant value to our Board,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp.

Mr. Ellison, 49, has been Executive Vice President — U.S. Stores of The Home Depot, Inc. (NYSE: HD) since August 2008.  From June 2002 to August 2008, he served in a variety of operational roles at The Home Depot, including as President — Northern Division and as Senior Vice President — Global Logistics.  Prior to joining The Home Depot, Mr. Ellison spent 15 years at Target Corporation in a variety of operational roles.  Mr. Ellison is also a director of H&R Block (NYSE: HRB).

Mr. Ellison earned a Business Administration Degree in Marketing from the University of Memphis and a Master of Business Administration from Emory University.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services.  With annual revenues of $45 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand.  Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities.  For more information, visit news.fedex.com.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com